Contact: Susan Tomera Angeletti

724-465-4870

TO BE RELEASED:

11:00 a.m., Wednesday, February 23, 2005

Brice Appointed to S&T Bancorp Board of Directors

Indiana, Pennsylvania - Officials of S&T Bancorp, Inc. (NASDAQ: STBA) announced that Todd D. Brice, president of S&T Bank and S&T Bancorp, Inc., has been appointed to its Board of Directors.

Mr. Brice joined S&T Bank in 1985 and progressed steadily through a number of lending-related positions; most recently as executive vice president - commercial lending. In August 2004, he was named president of S&T Bank and S&T Bancorp, Inc.

According to James C. Miller, chairman and chief executive officer of S&T Bank, "Throughout his tenure with S&T, Todd has consistently demonstrated his leadership capabilities, business acumen, and dedication to the growth of our bank and increasing returns to our shareholders. I am confident he will be a good contributor to our Board."

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Brice Appointed

to S&T Board

Mr. Brice was graduated from Grove City College with a Bachelor of Arts degree in business administration. He has also successfully completed studies at the University of Wisconsin's Graduate School of Banking and the University of Oklahoma's National School of Commercial Lending. In addition, Mr. Brice serves as a member of the Indiana Regional Medical Center's Board of Directors. He resides in Indiana with his wife, Lonie, and their two children.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 51 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.0 billion, S&T Bancorp, Inc. stock trades on the NASDAQ National Market System under the symbol STBA.